Exhibit 99.1

News Release

Allison Transmission announces final results of cash tender

offer for its 7.125% Senior Notes due 2019

INDIANAPOLIS – Allison Transmission, Inc. (“Allison”), a wholly owned subsidiary of Allison Transmission Holdings, Inc., announced today the final results of its previously announced cash tender offer (the “Offer”) to purchase any and all of its outstanding 7.125% Senior Notes due 2019 (referred to below as the “notes”), as of 11:59 p.m., New York City time, on April 14, 2015 (the “Expiration Time”). As of the Expiration Time, $420,889,000, or 89.31%, of the aggregate principal amount of the notes had been validly tendered and not validly withdrawn. All $420,889,000 aggregate principal amount of the notes was tendered at or prior to 5:00 p.m. New York City time on March 31, 2015 (the “Consent Time”), and were accepted for purchase by Allison and settled on April 7, 2015, and no additional notes were tendered after the Consent Time. Currently, $50,374,000 aggregate principal amount of the notes remains outstanding.

Information related to the notes and the aggregate results of the Offer is set forth in the table below.

Title of Notes	CUSIP No.	Aggregate Principal Amount Outstanding	Principal Amount Tendered	Percent Tendered of Principal Amount

7.125% Senior Notes due 2019	019736AC1 and U01979AC4	$471,263,000	$420,889,000	89.31%

The Offer was made upon the terms and conditions included in the Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) and the related Letter of Transmittal and Consent (the “Letter of Transmittal”), each dated as of March 18, 2015.

The previously announced Expiration Time has passed. Accordingly, holders may no longer tender their notes.

Allison has retained Citigroup Global Markets Inc. to serve as dealer manager and solicitation agent for the Offer. Allison has retained Global Bondholder Services Corporation to serve as the depositary and as the information agent for the Offer. Requests for documents may be directed to Global Bondholder Services Corporation by phone at (866) 470-3900 or (212) 430-3774 or in writing at 65 Broadway, Suite 404, New York, New York 10006. Questions regarding the Offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745 or collect at (212) 723-6106.

Following the expiration of the Offer, Allison issued a notice of redemption, dated as of April 15, 2015 (the “Notice”), with respect to the notes that remain outstanding following consummation of the Offer. Pursuant to the Notice, Allison gave holders of the notes notice that it will redeem all of the outstanding notes on May 15, 2015 (the “Redemption Date”). The notes, which have an outstanding principal balance of $50,374,000, will be redeemed in full at a redemption price equal to 103.563% of the principal amount thereof, plus any accrued and unpaid interest thereon, if any, to but not including the Redemption Date.

This press release is for information purposes only and is neither an offer to purchase nor a solicitation of an offer to sell or a solicitation of consents with respect to the notes or any other securities. The Offer was made only by and pursuant to the terms of the Offer to Purchase and the Letter of Transmittal and the information in this press release is qualified by reference to the Offer to Purchase and the Letter of Transmittal. The Offer was not made to holders of notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Allison, the dealer manager and solicitation agent or the depositary and information agent made any recommendations as to whether holders should tender their notes pursuant to the Offer. Allison called the notes for redemption only by, and pursuant to the terms of, the Notice.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles, U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Contact

Craig M. Koven

Manager, Corporate Communications

Allison Transmission

craig.koven@allisontransmission.com

317-242-3432